Exhibit 99.1

NEWS BULLETIN	FARO Technologies, Inc. 250 Technology Park Lake Mary, FL 32746
The Measure of Success	FOR IMMEDIATE RELEASE

FARO Announces Appointment of Dr. Simon Raab

as Interim President and CEO

LAKE MARY, FL, December 7, 2015 – FARO Technologies, Inc. (NASDAQ: FARO) today announced that Dr. Simon Raab, its Chairman and co-founder, has been named Interim President and Chief Executive Officer, effective immediately, following the resignation of Jay Freeland as President and Chief Executive Officer and from the Company’s Board of Directors. “We believe Simon’s leadership through the transition period to a new Chief Executive Officer will provide more effective decision making across the organization,” stated Stephen Cole, Lead Director. Mr. Freeland plans to continue as an advisor to the Company over the next three months. The Board has engaged Heidrick & Struggles International, Inc. to conduct a broad and comprehensive search for a full time CEO replacement.

“As a co-founder of the Company and Chairman of the Board over the last 17 years, Simon has extensive experience in leading FARO. He has a deep understanding of the Company’s strategy global operations and organization. With the benefit of Simon’s insight and leadership, we believe FARO can be much more aggressive in executing its operational and strategic initiatives. This will be enormously helpful during the transition period,” said Mr. Cole. “During Simon’s prior tenure as the CEO of FARO, he created significant shareholder value, leading FARO through an IPO, global expansion, several strategic acquisitions including those associated with the Company’s laser tracker and laser scanner product lines and delivering consistent above-market growth. During the period 1997 to 2006 when he relinquished the CEO position, FARO’s annual revenues grew by an average of 23% to $152.4 million.”

“On behalf of FARO and its shareholders, we wish to thank Jay for the many years of service, dedication and commitment to innovation he has provided to the Company and we wish him the best in his future endeavors,” continued Mr. Cole.

“As Chairman of the Board, I have worked closely with Jay and the management team and look forward to leading FARO through the transition to the next CEO,” stated Dr. Raab. “FARO is a market leader with a legacy of disruptive innovation, a loyal customer base and a promising product pipeline. FARO has a strong and talented management team and we are eager to take the next step in our growth story.”

Dr. Raab is a co-founder of the Company and has served as Chairman of the Board of Directors of the Company since its inception in 1982. Dr. Raab served as Chief Executive Officer of the Company from its inception in 1982 until January 2006, as Co-Chief Executive Officer from January 2006 until December 2006, and as President of the Company from 1986 until 2004. Dr. Raab holds a Ph.D. in Mechanical Engineering from McGill University, Montreal, Canada, a Masters of Engineering Physics from Cornell University and a Bachelor of Science in Physics from the University of Waterloo, Canada.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about FARO’s growth, demand for and customer acceptance of FARO’s products, anticipated improvement in the markets in which FARO operates, and FARO’s product development and product launches. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “is,” “are,” “will,” and similar expressions or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	the loss of the Company’s Chief Executive Officer or other key personnel;

•	the Company’s inability to successfully identify and acquire target companies or achieve expected benefits from acquisitions that are consummated;

•	development by others of new or improved products, processes or technologies that make the Company’s products less competitive or obsolete;

•	the Company’s inability to maintain its technological advantage by developing new products and enhancing its existing products;

•	declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financial conditions;

•	the impact of fluctuations of foreign exchange rates; and

•	Other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, unless otherwise required by law.

About FARO

FARO is the world’s most trusted source for 3D measurement technology. The Company develops and markets computer-aided measurement and imaging devices and software. Technology from FARO permits high-precision 3D measurement, imaging and comparison of parts and complex structures within production and quality assurance processes. The devices are used for inspecting components and assemblies, rapid prototyping, documenting large volume spaces or structures in 3D, surveying and construction, as well as for investigation and reconstruction of accident sites or crime scenes.

The Company’s global headquarters is located in Lake Mary, FL; its European regional headquarters in Stuttgart, Germany; and its Asia Pacific regional headquarters in Singapore. FARO has other offices in the United States, Canada, Mexico, Brazil, Germany, the United Kingdom, France, Spain, Italy, Poland, Turkey, the Netherlands, Switzerland, Portugal, India, China, Malaysia, Vietnam, Thailand, South Korea, and Japan.

More information is available at http://www.faro.com